Britney Schnathorst Associate General Counsel Office of General Counsel Phone: 608.665.4184 E-mail: Britney.Schnathorst@trustage.com	MEMBERS Life Insurance Company
April 14, 2026
Board of Directors
MEMBERS Life Insurance Company
2000 Heritage Way
Waverly, IA  50677

Re:	MEMBERS Life Insurance Company TruStage® ZoneChoice Advantage Annuity Pre-Effective Amendment 4 to Registration Statement on Form N-4, File No. 333-283638

Dear Board of Directors:
With reference to the above-mentioned pre-effective amendment to the registration statement on Form
N-4 (the “Amendment”) to be filed by MEMBERS Life Insurance Company (the “Company”)  with the
Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, certain single purchase payment deferred index-linked  annuity contracts (the “Contracts”), I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:
1.The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Iowa and is duly authorized by the Insurance Division of the Department of Commerce of the State of Iowa to issue the Contracts.
2.The Contracts, when issued as contemplated by the Form N-4 registration statement, will constitute legal, validly issued and binding obligations of the Company.
I hereby consent to the filing of this opinion as an exhibit to the Form N-4 registration statement for the
Contracts. If you have any questions or comments regarding the Amendment, please call the undersigned at (608) 665-4184.
Sincerely,
/s/Britney Schnathorst
Britney Schnathorst
Associate General Counsel